Exhibit 10.9

CROSS MATCH TECHNOLOGIES, INC.

SENIOR EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

The Cross Match Technologies, Inc. Senior Executive Change in Control and Severance Plan is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Anticipated Change in Control Period” means the time period during active negotiations by the Company which in fact lead to a Change in Control.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” shall have the meaning set forth in the Designated Employee’s employment agreement in effect at the time.

1.4 A “Change in Control” shall have the meaning set forth in the Designated Employee’s employment agreement in effect at the time.

1.5 “Closing Date” means the date on which a Change in Control occurs.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Common Stock” means the common stock of the Company, par value $0.01 per share.

1.8 “Company” means Cross Match Technologies, Inc., a Delaware corporation, and its subsidiaries and affiliates.

1.9 “Designated Employees” means James W. Ziglar, Mark A. Slaven, William A. Smith II and any other executive officers the compensation committee may designate from time to time.

1.10 “Effective Date” means July [            ], 2007.

1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12 “Good Reason” means, without the Designated Employee’s prior written consent: (1) a material adverse change in the Designated Employee’s duties or authorities; (2) a material reduction in base salary; or (3) the relocation of the Designated Employee’s principal place of employment by more than 50 miles. To qualify as Good Reason, the termination of employment must occur within two (2) years following the initial existence of one or more of the foregoing conditions. In addition, the Designated Employee must provide written notice to the Company of the existence of the condition within ninety (90) days of the initial existence and the Company must fail to remedy the condition within thirty (30) days of such notice.

1.13 “Per Share Transaction Value” means the Transaction Value per share of Common Stock, as determined by the Plan Administrator.

1.14 “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

1.15 “Plan” means the Cross Match Technologies, Inc. Senior Executive Change in Control and Severance Plan.

1.16 “Plan Administrator” means the Compensation Committee of the Board.

1.17 “Release” means the Waiver and Release of Claims Agreement substantially in the form attached as Schedule A hereto.

1.18 “Transaction Value” means the total amount paid, directly or indirectly, for the assets, business or capital stock of the Company in a Change in Control, as determined by the Plan Administrator.

SECTION 2. TERM

The term of this Plan shall be for one (1) year from the Effective Date; provided that if a Change in Control occurs during the term, the Plan will be automatically be extended for an additional thirteen (13) months.

SECTION 3. CHANGE IN CONTROL RETENTION BENEFITS

3.1 General. Subject to the terms and conditions of the Plan, each Designated Employee shall be entitled as of the Closing Date to a retention bonus payment under this Section 3 if such employee is employed by the Company as of the Closing Date. Notwithstanding the foregoing, each Designated Employee shall be entitled to the payments under this Section 3 if terminated by the Company without Cause during the Anticipated Change in Control Period.

3.2 Change in Control Payments. Retention bonuses under Section 3.1 shall be paid in a lump sum equal to one (1) times base salary and actual 2007 bonus or, if not yet determined, the projected 2007 bonus. Such projected bonus shall be determined by the Plan Administrator at or prior to the Closing Date. The payments under this Section 3.1 shall be made on or before the 60th day following the Closing Date.

3.3 Additional Transaction Value Payments. Upon the Closing Date, each Designated Employee shall receive an additional bonus based on the Transaction Value and pursuant to Schedule B hereto.

3.4 Additional Change in Control Payment to Chief Financial Officer. In addition to the payments under this Section 3, if upon the Closing Date the Per Share Transaction Value is greater than $6, Mark Slaven shall also be entitled to a payment equal to the product of the number of shares held by him subject to options exercisable for $8 per share of Common Stock multiplied by the lesser of (i) the Per Share Transaction Value minus $6 or (ii) $2. He will not be entitled to a payment under this Section 3.4 if the Per Share Transaction Value is equal to or less than $6. The Per Share Transaction Values and payments under this Section 3.4 shall be adjusted proportionately for any stock split, combination, recapitalization, reclassifications or similar adjustment.

SECTION 4. CHANGE IN CONTROL SEVERANCE BENEFITS

4.1 General. Subject to the terms and conditions of the Plan (including but not limited to Section 8.2), each Designated Employee shall be entitled to severance payments and benefits pursuant to this Section 4 if in connection with a Change in Control, the Designated Employee terminates employment with the Company for Good Reason or is terminated by the Company involuntarily within one (1) year of a Change in Control. Each Designated Employee shall be entitled to the payments under this Section 4 if terminated by the Company without Cause during the Anticipated Change in Control Period. In addition, each Designated Employee shall be entitled to severance payments and benefits pursuant to this Section 4 if the Designated Employee terminates employment for any reason within 30 days of the one year anniversary of the Closing Date.

4.2 Severance Benefits. Subject to the terms and conditions of the Plan, if a Designated Employee becomes entitled to benefits in accordance with Section 4.1, severance benefits shall consist of an aggregate amount in cash equal to the sum of (a) the Designated Employee’s annual base salary as of the Designated Employee’s termination date plus (b) the annual bonus for 2007, or if not yet determined, the projected 2007 bonus. Such projected bonus shall be determined by the Plan Administrator at or prior to the Closing Date.

SECTION 5. RESTRICTIVE COVENANTS.

5.1 General. A Designated Employee’s entitlement to compensation and benefits not previously paid to or on behalf of the Designated Employee under Sections 3 and 4 of the Plan shall be conditioned on compliance with restrictive covenants (including but not limited to non-solicitation and non-competition covenants) set forth in the Designated Employee’s employment agreement with the Company.

SECTION 6. PLAN ADMINISTRATION.

6.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. Any determinations made by the Plan Administrator shall be binding on the Company and all Designated Employees and any other Person with rights under the Plan.

6.2 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 7. PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended at any time by the Board or the Plan Administrator; provided, however, that from the Effective Date, the Plan may not be terminated nor may the Plan be amended if such amendment would in any manner be adverse to the interests of any Designated Employee without his or her consent. For the avoidance of doubt, (a) any action taken by the Board or the Plan Administrator to cause a Designated Employee to no longer be designated as such, or to decrease the benefits for which a Designated Employee is eligible, and (b) any amendment to this Section 7 following the occurrence of a Change in Control, shall be treated as an amendment to the Plan which is adverse to the interests of a Designated Employee.

SECTION 8. GENERAL PROVISIONS.

8.1 Except to the extent provided in any other agreement, contract, or understanding heretofore or hereafter entered into by a Designated Employee with the Company (an “Other Agreement”), if the Designated Employee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Plan shall not become due to the extent that such right payment, taking into account all other rights, payments, or benefits to or for the Designated Employee under this Plan, all Other Agreements, and all benefit arrangements, would cause any payment or benefit to the Designated Employee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”). Notwithstanding anything to the contrary, if the payments in excess of three (3) times the Designated Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) hereunder are approved by 75% of the Company’s disinterested stockholders at the time the Change in Control is approved, this Section 8.1 shall not apply.

8.2 No Designated Employee whose employment is terminated for any reason shall be eligible to receive any payments or other benefits under the Plan unless the Designated Employee first executes the Release and does not revoke the Release within the time permitted therein for such revocation.

8.3 The Company shall be entitled to withhold from amounts to be paid to a Designated Employee any federal, state or local withholding or other taxes which it is from time to time required to withhold.

8.4 Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of a Designated Employee’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (B) if the Designated Employee is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, the Designated Employee would receive any payment that, absent the application of this Section 8.4, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Designated Employee’s termination date, (2) the Designated Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

8.5 Except as otherwise provided herein or by law, no right or interest of any Designated Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Designated Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Designated Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.6 If the Company is obligated by law or by contract to pay severance pay (including amounts due under the Designated Employee’s individual employment agreement with the Company), a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation, then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received.

8.7 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Designated Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Designated Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

8.8 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

8.9 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Designated Employee, present and future, and any successor to the Company. If a Designated Employee shall die while any amount would still be payable to such Designated Employee hereunder if the Designated Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Designated Employee’s estate.

8.10 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

8.11 The Company shall not be required to set aside assets for the purpose of funding benefits under the Plan unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Designated Employee shall have any right to, or interest in, any assets of any Person may be applied by the Company to the payment of benefits or other rights under this Plan.

8.12 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

8.13 This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

SECTION 9. CLAIMS, INQUIRIES, APPEALS.

9.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o Cross Match Technologies, Inc.

3950 RCA Boulevard

Suite 5001

Palm Beach Gardens, Florida 33410

9.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

9.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or the applicant’s representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator

c/o Cross Match Technologies, Inc.

3950 RCA Boulevard

Suite 5001

Palm Beach Gardens, Florida 33410

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as the Plan Administrator may find necessary or appropriate in making its review.

9.4 Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of the Plan Administrator’s decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 9.4 the application will be deemed denied on review.

9.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

9.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (1) has submitted a written application for benefits in accordance with the procedures described by Section 9.1 above, (2) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (3) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.3 above and (4) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 9.4 above).

SCHEDULE A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

I UNDERSTAND THAT I HAVE TWENTY-ONE DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.

AFTER SIGNING THIS AGREEMENT, I UNDERSTAND THAT I HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

In consideration of, and subject to, the payments to be made to me by the Company (“Cross Match Technologies, Inc.” or the “Company”) or any of its subsidiaries, pursuant to the Cross Match Technologies, Inc. Senior Executive Change in Control and Severance Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary thereof after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary of the Company and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary of the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, any State’s Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U.S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, any State’s Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, all as amended. Should I decide to file any charge or legal claim against the Company, I agree to waive my right to recover any damages or other relief awarded to me which arises out of any such charge or legal claim made by me against the Company.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of the Company or any subsidiary of the Company; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary of the Company, and my rights under any director’s and officer’s liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgment of my rights reserved under the preceding paragraph above.

I understand that this release will be deemed to be an application for benefits under the Plan, and that my entitlement thereto shall be governed by the terms and conditions of the Plan, and I expressly hereby consent to such terms and conditions.

I acknowledge that I have been given not less than twenty-one (21) days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to the Vice-President of Human Resources at the Company’s corporate headquarters (or some other designee).

Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.

This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of the State of Delaware.

I knowingly and voluntarily sign this Waiver and Release of Claims Agreement and agree to be bound by its terms.

Date Delivered to Employee:	Cross Match Technologies, Inc.
___________________________ Date Signed by Employee:	By: ___________________________
Title: __________________________
___________________________ Seven-Day Revocation Period Ends:
___________________________ Signed:_____________________	Date: __________________________
___________________________ (Print Employee’s Name)

SCHEDULE B

Transaction Value	Bonus
Less than or equal to the minimum target Transaction Value	$0
Greater than the minimum target Transaction Value but less than or equal to the maximum target Transaction Value	0.5% of the amount greater than the minimum target Transaction Value but less than or equal to the maximum target Transaction Value
Greater than the maximum target Transaction Value	1.0% of the amount greater than the maximum target Transaction Value

The minimum and maximum target Transaction Values will be established and approved by the Plan Administrator prior to the time that an agreement for a Change in Control is executed by the Company.